Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Third Fiscal Quarter Ended December 31, 2023 and Announces Total Dividends of $0.63 per share for the Quarter Ended March 31, 2024
CSWC Reports Pre-Tax Net Investment Income of $0.72 Per Share for Quarter Ended December 31, 2023
Dallas, Texas – January 29, 2024 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the third fiscal quarter ended December 31, 2023.
Third Quarter Fiscal Year 2024 Financial Highlights
•Total Investment Portfolio: $1.4 billion
◦Credit Portfolio of $1.2 billion:
▪97% 1st Lien Senior Secured Debt
▪$110.2 million in new committed credit investments
▪Weighted Average Yield on Debt Investments: 13.5%
▪Current non-accruals with a fair value of $29.4 million, representing 2.2% of the total investment portfolio
◦Equity Portfolio of $129.1 million, excluding investment in I-45 Senior Loan Fund ("I-45 SLF")
▪$6.1 million in new equity co-investments
•Pre-Tax Net Investment Income: $29.8 million, or $0.72 per weighted average share outstanding
•Dividends: Paid $0.57 per share Regular Dividend and $0.06 per share Supplemental Dividend
◦123% LTM Pre-Tax NII Regular Dividend Coverage
◦Total Dividends for the quarter ended December 31, 2023 of $0.63 per share
•Net Realized and Unrealized Depreciation: $5.4 million, or 0.4% of total investments at fair value
◦$0.8 million of net appreciation related to I-45 SLF
◦$0.6 million of net depreciation related to the equity portfolio
◦$5.6 million of net depreciation related to the credit portfolio
•Balance Sheet:
◦Cash and Cash Equivalents: $23.6 million
◦Total Net Assets: $721.0 million
◦Net Asset Value (“NAV”) per Share: $16.77

In commenting on the Company’s results, Bowen Diehl, President and Chief Executive Officer, stated, “The December quarter was another strong quarter for Capital Southwest, with $116 million of originations in four new and 12 existing portfolio companies. Our portfolio continued to perform well, producing $0.72 of pre-tax net investment income for the quarter, which more than earned both our $0.57 per share regular dividend and our $0.06 per share supplemental dividend paid for the quarter. In addition, our Net Asset Value per share increased to $16.77 from $16.46, an increase of 1.9% compared to the prior quarter. In consideration of the strong performance of our portfolio, the Board of Directors has again declared a regular quarterly dividend of $0.57 per share for the March 31, 2024 quarter. Given the continued excess earnings being generated by our floating rate debt portfolio, our Board of Directors has also declared a supplemental dividend of $0.06 per share for the March 31, 2024 quarter, resulting in total dividends for the March 31, 2024 quarter of $0.63 per share. While future dividend declarations are at the discretion of our Board of Directors, it is our intent to continue to distribute quarterly supplemental dividends for the foreseeable future while base rates remain materially above long-term historical averages and we have a meaningful UTI balance.”

Third Quarter Fiscal Year Investment Activities
Originations
During the quarter ended December 31, 2023, the Company originated $116.3 million in new commitments, consisting of investments in four new portfolio companies totaling $70.7 million and add-on commitments in 12 portfolio companies totaling $45.6 million. New portfolio company investment transactions that closed during the quarter ended December 31, 2023 are summarized as follows:
Mammoth BorrowCo, Inc., $21.5 million 1st Lien Senior Secured Debt, $3.8 million Revolving Loan, $2.9 million Delayed Draw Term Loan, $1.0 million Preferred Equity: The company is a vertically integrated manufacturer and direct distributor of beaded ice cream that sells its products through convenience and drug stores, third-party distributors and family entertainment centers.
Ignite Visibility LLC, $10.0 million 1st Lien Senior Secured Debt, $2.0 million Delayed Draw Term Loan, $2.0 million Revolving Loan, $0.8 million Preferred Equity and $0.2 million Common Equity: The company is a marketing services agency, whose services include earned media, paid media and owned revenue with a focus on multi-location, multi-jurisdiction service providers and franchises.
CDC Dental Management Co., LLC, $11.0 million 1st Lien Senior Secured Debt, $2.0 million Revolving Loan, $1.0 million Preferred Equity: The company is a provider of pediatric dentistry, orthodontics and oral surgery services.
Undisclosed Portfolio Company, $5.0 million 1st Lien Senior Secured Debt, $5.6 million Delayed Draw Term Loan, $1.0 million Revolving Loan, $1.0 million Common Equity
Prepayments and Exits
During the quarter ended December 31, 2023, the Company received full prepayments on five debt investments totaling $78.6 million and proceeds from the sale of one equity investment totaling $0.4 million.
Flip Electronics, LLC: Proceeds of $34.7 million, generating an IRR of 13.5%.
Shearwater Research, Inc.: Proceeds of $13.5 million, generating an IRR of 10.9%.
NWN Parent Holdings, LLC: Proceeds of $12.5 million, generating an IRR of 12.1%.
SIB Holdings, LLC: Debt proceeds of $12.1 million and equity proceeds of $0.4 million, generating an IRR of 10.8%
Camin Cargo Control, Inc.: Proceeds of $5.7 million, generating an IRR of 10.3%.

Third Fiscal Quarter 2024 Operating Results
For the quarter ended December 31, 2023, Capital Southwest reported total investment income of $48.6 million, compared to $42.8 million in the prior quarter. The increase in investment income was primarily attributable to an increase in average debt investments outstanding and an increase in dividend income due to distributions received from portfolio companies.
For the quarter ended December 31, 2023, total operating expenses (excluding interest expense) were $7.3 million, compared to $5.9 million in the prior quarter. The increase was primarily attributable to an increase in accrued bonus compensation in the current quarter.
For the quarter ended December 31, 2023, interest expense was $11.5 million as compared to $10.5 million in the prior quarter. The increase was primarily attributable to an increase in average debt outstanding and an increase in the weighted average interest rate on total debt.
For the quarter ended December 31, 2023, total pre-tax net investment income was $29.8 million, compared to $26.4 million in the prior quarter.
During the quarter ended December 31, 2023, Capital Southwest recorded total net realized and unrealized losses on investments of $5.4 million, compared to $4.2 million of total net realized and unrealized losses in the prior quarter. For the quarter ended December 31, 2023, this included net unrealized gains on I-45 SLF of $0.8 million, net realized and unrealized losses on equity investments of $0.6 million and net realized and unrealized losses on debt investments of $5.6 million. The net increase in net assets resulting from operations was $23.5 million for the quarter, compared to $22.6 million in the prior quarter.
The Company’s NAV at December 31, 2023 was $16.77 per share, as compared to $16.46 at September 30, 2023. The increase in NAV per share from the prior quarter is primarily due to pre-tax net investment income in excess of dividends paid for the quarter, as well as the issuance of common stock at a premium to NAV per share through the Equity ATM Program (as described below), partially offset by net realized and unrealized losses on investments.

Liquidity and Capital Resources
At December 31, 2023, Capital Southwest had approximately $23.6 million in unrestricted cash and money market balances, $195.0 million of total debt outstanding on the Credit Facility (as defined below), $139.3 million, net of unamortized debt issuance costs, of the 4.50% Notes due January 2026 outstanding, $147.9 million, net of unamortized debt issuance costs, of the 3.375% Notes due October 2026, $69.6 million, net of unamortized debt issuance costs, of the 7.75% Notes due August 2028 and $126.1 million, net of unamortized debt issuance costs, of SBA Debentures (as defined below) outstanding. As of December 31, 2023, Capital Southwest had $264.4 million in available borrowings under the Credit Facility. The regulatory debt to equity ratio at the end of the quarter was 0.77 to 1.
In August 2016, CSWC entered into a senior secured credit facility (the “Credit Facility”) to provide additional liquidity to support its investment and operational activities. Borrowings under the Credit Facility accrue interest on a per annum basis at a rate equal to the applicable SOFR rate plus 2.15%. On August 2, 2023, CSWC entered into the Third Amended and Restated Senior Secured Revolving Credit Agreement which (1) increased commitments under the Credit Facility from $400 million to $435 million; (2) added an uncommitted accordion feature that could increase the maximum commitments up to $750 million; (3) extended the end of the Credit Facility's revolving period from August 9, 2025 to August 2, 2027 and extended the final maturity from August 9, 2026 to August 2, 2028; and (4) amended several financial covenants.
On December 7, 2023, the Company entered into an Incremental Commitment and Assumption Agreement that increased the total commitments under the accordion feature of the Credit Agreement by $25 million, which increased total commitments from $435 million to $460 million. The $25 million increase was provided by one new lender, bringing the total bank syndicate to ten participants.
On October 11, 2023, after receiving the requisite shareholder approval, the Company filed an amendment to its Amended and Restated Articles of Incorporation with the office of the Secretary of State of the State of Texas to increase the amount of authorized shares of common stock from 40,000,000 to 75,000,000.
In June 2023, the Company issued approximately $71.9 million in aggregate principal amount, including the underwriters' full exercise of their option to purchase an additional $9.4 million in aggregate principal amount to cover over-allotments, of 7.75% notes due 2028 (the "August 2028 Notes"). The August 2028 Notes mature on August 1, 2028 and may be redeemed in whole or in part at any time, or from time to time, at the Company’s option on or after August 1, 2025. The August 2028 Notes bear interest at a rate of 7.75% per year, payable quarterly on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2023. The August 2028 Notes are the direct unsecured obligations of the Company, rank pari passu with the Company's other outstanding and future unsecured unsubordinated indebtedness and are effectively or structurally subordinated to all of the Company's existing and future secured indebtedness, including borrowings under the Credit Facility and the SBA Debentures. The August 2028 Notes are listed on the Nasdaq Global Select Market under the trading symbol "CSWCZ."
The Company has an "at-the-market" offering (the "Equity ATM Program"), pursuant to which the Company may offer and sell, from time to time through sales agents, shares of its common stock having an aggregate offering price of up to $650 million. During the quarter ended December 31, 2023, the Company sold 3,036,234 shares of its common stock under the Equity ATM Program at a weighted-average price of $21.92 per share, raising $66.5 million of gross proceeds. Net proceeds were $65.6 million after commissions to the sales agents on shares sold. Cumulative to date, the Company has sold 23,276,814 shares of its common stock under the Equity ATM Program at a weighted-average price of $20.61, raising $479.6 million of gross proceeds. Net proceeds were $472.0 million after commissions to the sales agents on shares sold. As of December 31, 2023, the Company has $170.4 million available under the Equity ATM Program.
On April 20, 2021, our wholly owned subsidiary, Capital Southwest SBIC I, LP (“SBIC I”), received a license from the Small Business Administration (the "SBA") to operate as a Small Business Investment Company ("SBIC") under Section 301(c) of the Small Business Investment Act of 1958, as amended. The SBIC license allows SBIC I to obtain leverage by issuing SBA-guaranteed debentures ("SBA Debentures"), subject to the issuance of a leverage commitment by the SBA. SBA debentures are loans issued to an SBIC that have interest payable semi-annually and a ten-year maturity. The interest rate is fixed shortly after issuance at a market-driven spread over U.S. Treasury Notes with ten-year maturities. On December 20, 2023, SBIC I received an additional leverage commitment in the amount of $45.0 million to be issued on or prior to September 30, 2028. As of December 31, 2023, SBIC I had a total leverage commitment from the SBA in the amount of $175.0 million, of which $45.0 million remains unused.
In November 2015, I-45 SLF entered into a senior secured credit facility led by Deutsche Bank. On March 30, 2023, the I-45 credit facility was amended to permanently reduce total commitments to $100 million from a group of four bank lenders. After giving effect to the amendment, borrowings under the I-45 credit facility bear interest at a rate equal to Term SOFR plus 2.41%. The I-45 credit facility is scheduled to mature in March 2026. As of December 31, 2023, I-45 SLF had $52.0 million in borrowings outstanding under the I-45 credit facility. Subsequent to quarter end, I-45 SLF fully repaid and terminated the I-45 credit facility.

Share Repurchase Program
On July 28, 2021, the Company's board of directors (the "Board") approved a share repurchase program authorizing the Company to repurchase up to $20 million of its outstanding shares of common stock in the open market at certain thresholds below its NAV per share, in accordance with guidelines specified in Rules 10b5-1(c)(1)(i)(B) and 10b-18 under the Securities Exchange Act of 1934. On August 31, 2021, the Company entered into a share repurchase agreement, which became effective immediately, and the Company will cease purchasing its common stock under the share repurchase program upon the earlier of, among other things: (1) the date on which the aggregate purchase price for all shares equals $20 million including, without limitation, all applicable fees, costs and expenses; or (2) upon written notice by the Company to the broker that the share repurchase agreement is terminated. During the quarter ended December 31, 2023, the Company did not repurchase any shares of the Company’s common stock under the share repurchase program.

Regular Dividend of $0.57 Per Share and Supplemental Dividend of $0.06 Per Share for Quarter Ended March 31, 2024

On January 24, 2024, the Board declared a total dividend of $0.63 per share for the quarter ended March 31, 2024, comprised of a Regular Dividend of $0.57 per share and a Supplemental Dividend of $0.06 per share.
The Company's dividend will be payable as follows:

Regular Dividend

Amount Per Share: $0.57
Ex-Dividend Date: March 14, 2024
Record Date: March 15, 2024
Payment Date: March 29, 2024

Supplemental Dividend

Amount Per Share: $0.06
Ex-Dividend Date: March 14, 2024
Record Date: March 15, 2024
Payment Date: March 29, 2024

When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

Third Quarter 2024 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Tuesday, January 30, 2024, at 11:00 a.m. Eastern Time to discuss the third quarter 2024 financial results. You may access the call by using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/6yqqe247.
An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest's Form 10-Q for the period ended December 31, 2023 to be filed with the Securities and Exchange Commission and Capital Southwest’s Third Fiscal Quarter 2024 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $1.4 billion in investments at fair value as of December 31, 2023. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $35 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest, including, but not limited to, the statements about Capital Southwest's future performance and financial performance and financial condition, and the timing, form and amount of any distributions or supplemental dividends in the future. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; changes in the interest rate environment and its impact on our business and our portfolio companies; regulatory changes; tax treatment; our ability to operate our wholly owned subsidiary, Capital Southwest SBIC I, LP, as a small business investment company; an economic downturn and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2023 and any subsequent filings, including the "Risk Factors" sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:
Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	December 31,	March 31,
	2023	2023
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $1,101,342 and $947,829, respectively)	$1,124,887	$966,627
Affiliate investments (Cost: $187,764 and $191,523, respectively)	185,950	188,505
Control investments (Cost: $80,800 and $80,800, respectively)	54,200	51,256
Total investments (Cost: $1,369,906 and $1,220,152, respectively)	1,365,037	1,206,388
Cash and cash equivalents	23,605	21,585
Receivables:
Dividends and interest	23,609	18,430
Escrow	16	363
Other	1,264	647
Income tax receivable	349	368
Debt issuance costs (net of accumulated amortization of $7,213 and $5,642, respectively)	9,655	3,717
Other assets	5,952	6,186
Total assets	$1,429,487	$1,257,684

Liabilities
SBA Debentures (net of $3,919 and $3,670, respectively, of unamortized debt issuance costs)	$126,081	$116,330
January 2026 Notes (net of $696 and $949, respectively, of unamortized debt issuance costs)	139,304	139,051
October 2026 Notes (net of $2,116 and $2,737, respectively, of unamortized debt issuance costs)	147,884	147,263
August 2028 Notes (net of $2,309 and $0, respectively, of unamortized debt issuance costs)	69,566	—
Credit facility	195,000	235,000
Other liabilities	18,376	16,761
Accrued restoration plan liability	584	598
Income tax payable	802	156
Deferred tax liability	10,925	12,117
Total liabilities	708,522	667,276

Commitments and contingencies (Note 10)

Net Assets
Common stock, $0.25 par value: authorized, 75,000,000 shares at December 31, 2023 and 40,000,000 shares at March 31, 2023; issued, 42,981,139 shares at December 31, 2023 and 38,415,937 shares at March 31, 2023	10,745	9,604
Additional paid-in capital	751,411	646,586
Total distributable (loss) earnings	(41,191)	(41,845)
Treasury stock - at cost, no shares at December 31, 2023 and 2,339,512 shares at March 31, 2023	—	(23,937)
Total net assets	720,965	590,408
Total liabilities and net assets	$1,429,487	$1,257,684
Net asset value per share (42,981,139 shares outstanding at December 31, 2023 and 36,076,425 shares outstanding at March 31, 2023)	$16.77	$16.37

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Investment income:
Interest income:
Non-control/Non-affiliate investments	$33,627	$24,411	$97,924	$59,791
Affiliate investments	4,214	3,228	12,691	8,227
Payment-in-kind interest income:
Non-control/Non-affiliate investments	3,452	830	5,329	1,796
Affiliate investments	621	671	1,926	1,776
Dividend income:
Non-control/Non-affiliate investments	2,447	478	3,233	1,555
Affiliate investments	96	—	187	101
Control investments	2,129	1,904	6,439	5,439
Fee income:
Non-control/Non-affiliate investments	1,655	1,067	2,949	2,924
Affiliate investments	115	110	632	362
Control investments	17	25	62	75
Other income	193	42	332	62
Total investment income	48,566	32,766	131,704	82,108
Operating expenses:
Compensation	3,919	3,381	8,762	7,177
Share-based compensation	1,188	992	3,387	2,873
Interest	11,473	7,937	31,635	20,050
Professional fees	919	666	2,863	2,325
General and administrative	1,301	1,111	3,877	3,396
Total operating expenses	18,800	14,087	50,524	35,821
Income before taxes	29,766	18,679	81,180	46,287
Federal income, excise and other taxes	392	217	841	468
Deferred taxes	515	(963)	(270)	(488)
Total income tax provision (benefit)	907	(746)	571	(20)
Net investment income	$28,859	$19,425	$80,609	$46,307
Realized (loss) gain
Non-control/Non-affiliate investments	$(7,849)	$(6,267)	$(13,445)	$(6,114)
Affiliate investments	—	(4,724)	(6,503)	(11,027)
Income tax benefit (provision)	7	(95)	(286)	(260)
Total net realized (loss) gain on investments, net of tax	(7,842)	(11,086)	(20,234)	(17,401)
Net unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	8,569	(2,244)	4,648	(4,186)
Affiliate investments	(6,829)	3,563	1,302	6,187
Control investments	778	(3,272)	2,944	(9,978)
Income tax (provision) benefit	(51)	(3,437)	1,012	(6,012)
Total net unrealized appreciation (depreciation) on investments, net of tax	2,467	(5,390)	9,906	(13,989)
Net realized and unrealized (losses) gains on investments	(5,375)	(16,476)	(10,328)	(31,390)
Realized loss on extinguishment of debt	—	—	(361)	—
Net increase in net assets from operations	$23,484	$2,949	$69,920	$14,917
Pre-tax net investment income per share - basic and diluted	$0.72	$0.60	$2.05	$1.64
Net investment income per share – basic and diluted	$0.70	$0.62	$2.04	$1.64
Net increase in net assets from operations – basic and diluted	$0.57	$0.09	$1.77	$0.53
Weighted average shares outstanding – basic and diluted	41,513,773	31,381,360	39,610,643	28,304,309